Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS THIRD QUARTER 2006 RESULTS
ACHIEVES RECORD GOLD PRODUCTION AND SIGNIFICANTLY IMPROVED OPERATING MARGIN
Denver, Colorado, November 6, 2006: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) today announced net income of $3.0 million, or $0.014 per share, for the third quarter of 2006. (All currency in this news release is expressed in U.S. dollars, unless otherwise noted.) The Company will host a live webcast and conference call, to discuss its quarterly results on Tuesday, November 7, at 11:00 a.m. ET. To access the webcast and conference call, go to the home page of the Company’s website, www.gsr.com.
Peter Bradford, President and CEO, said, “Despite the impact of power restrictions from late August, our third quarter operating results demonstrated continued improvement. We achieved record gold production, our second best operating margin ever and our lowest cash operating costs since the third quarter 2005. In the fourth quarter, we commenced the commissioning and testing of the Bogoso Sulfide Expansion Project and expect it to make a significant contribution to gold production in the coming quarters. The national grid power supplies in Ghana remain tight and are expected to be so until well into 2007; however, Golden Star, like other mining companies in Ghana, is managing the situation to minimize the impact on our operations.”
THIRD QUARTER 2006 HIGHLIGHTS
•	Revenue from gold sales of $36.0 million, up 55% relative to 2005, on record combined gold sales of 57,855 ounces from Bogoso/Prestea and Wassa, at an average realized gold price of $622 per ounce, a 44% increase over third quarter 2005, and an average cash operating cost per ounce of $373.

•	Positive operating margins (defined as gold sales revenue less total mine operating costs) of $8.1 million for the quarter.

•	Construction work on the Bogoso Sulfide Expansion Project continued on time and on budget, with the first commissioning and testing of plant components being carried out in October.

•	Golden Star’s gold call option position was reduced through the expiration of 6,000 call options. The remaining 12,000 call options at $525 per ounce will expire at a rate of 2,000 ounces per month through March 2007.

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•	A debt facility for $15 million was finalized in October with two Ghanaian banks and an additional $15 million of Ghanaian bank loans is being pursued.

•	Impairment of deferred exploration on the Bon Espoir property in French Guiana and Nimini property in Sierra Leone of $1.8 million.

•	Power restrictions in Ghana since late August have limited our power consumption from the Ghana grid to 75% of our normal power requirements. By operating Wassa at a reduced through-put rate and operating some of our stand-by generators we have continued to operate Bogoso/Prestea at a normal production rate and have minimized the impact on our operating results and the commissioning program for our expansion project at Bogoso/Prestea.

•	Several appointments have recently been made to strengthen the Company’s operational and technical management and the search for a new Chief Financial Officer has commenced.
FINANCIAL AND OPERATIONAL SUMMARY FOR THE THIRD QUARTER
Third quarter net income was $3.0 million or $0.014 per share as compared to a net loss of $(6.7) million or $(0.05) per share for the third quarter of 2005. Higher gold prices, higher gold output and a reduction in derivative losses were the major factors contributing to the improvement.

SUMMARY OF FINANCIAL RESULTS	For the three months ended
	September 30,
	2006	2005 (restated)
Gold sold (oz)	57,855	53,658
Price realized ($ per ounce)	622	433
Cash operating cost ($ per ounce)(1)	373	363
Royalties ($ per ounce)	18	12
Total cash cost ($ per ounce)	391	375
Total revenues (in thousands $)	36,554	24,748
Net income/(loss) (in thousands $)	2,955	(6,657)
Net income/(loss) per share —basic ($)	0.014	(0.047)
Average shares outstanding (in millions)	207.3	142.8
(1)	See note on non-GAAP financial measures below.

Bogoso/Prestea Operations	For the three months ended
	September 30,
	2006	2005
Ore mined (thousands tonnes)(2)	399	427
Waste mined (thousands tonnes)(2)	1,307	3,570
Tonnes processed (thousands)	368	398
Average grade milled (grams/tonne)	4.45	4.20
Mill recovery (%)	62.3	56.6
Gold sold (ounces)	34,611	29,346
Cash operating cost ($/ounce)(1)	311	280
Royalties ($/ounce)	18	13
Total cash cost ($/ounce)(1)	329	293
(1)	See note on non-GAAP financial measures below.

(2)	Excludes Bogoso Sulfide Expansion Project pre-strip tonnages.

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Wassa Operations	For the three months ended
	September 30,
	2006	2005
Ore mined (thousands tonnes)	582	692
Waste mined (thousands tonnes)	1,797	2,431
Tonnes processed (thousands)	870	963
Average grade milled (grams/tonne)	0.96	0.86
Mill recovery (%)	90.0	87.7
Gold sold (ounces)	23,244	24,312
Cash operating cost ($/ounce)(1)	464	460
Royalties ($/ounce)	19	11
Total cash cost ($/ounce)(1)	483	471
(1)	See note on non-GAAP financial measures below.
FINANCIAL AND OPERATIONAL SUMMARY FOR THE NINE MONTHS
Net income for the first nine months of 2006 was $36.4 million or $0.18 per share as compared to a net loss of $(12.6) million or $(0.09) per share for the first nine months of 2005. The major factors contributing to the earnings improvement in the first nine months of 2006 were a $30.3 million pre-tax capital gain from the sale of our interest in Moto Goldmines Limited and the $20.9 million pre-tax capital gain on the sale of a portion of our shares of EURO Ressources SA (“EURO”). The operating margin also contributed $5.9 million to income up from $0.2 million a year earlier.

SUMMARY OF FINANCIAL RESULTS	For the nine months ended
	September 30,
	2006	2005 (restated)
Gold sold (oz)	148,001	146,772
Price realized ($ per ounce)	605	431
Cash operating cost ($ per ounce)(1)	436	341
Royalties ($ per ounce)	17	13
Total cash cost ($ per ounce)	453	354
Total revenues (in thousands $)	95,466	67,722
Net income/(loss) (in thousands $)	36,402	(12,575)
Net income/(loss) per share —basic ($)	0.176	(0.088)
Average shares outstanding (in millions)	207.4	142.5
(1)	See note on non-GAAP financial measures below.

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Bogoso/Prestea Operations	For the nine months ended
	September 30,
	2006	2005
Ore mined (thousands tonnes)(2)	1,123	1,351
Waste mined (thousands tonnes)(2)	5,756	8,263
Tonnes processed (thousands)	1,073	1,167
Average grade milled (grams/tonne)	3.83	4.45
Mill recovery (%)	59.3	59.1
Gold sold (ounces)	78,739	101,709
Cash operating cost ($/ounce)(1)	398	288
Royalties ($/ounce)	18	12
Total cash cost ($/ounce)(1)	416	300
(1)	See note on non-GAAP financial measures below.

(2)	Excludes Bogoso Sulfide Expansion Project pre-strip tonnages.

Wassa Operations	For the nine months ended
	September 30,
	2006	2005(2)
Ore mined (thousands tonnes)	1,858	1,380
Waste mined (thousands tonnes)	9,033	4,417
Tonnes processed (thousands)	2,805	1,428
Average grade milled (grams/tonne)	0.86	0.98
Mill recovery (%)	88.8	88.7
Gold sold (ounces)	69,262	45,063
Cash operating cost ($/ounce)(1)	479	465
Royalties ($/ounce)	18	13
Total cash cost ($/ounce)(1)	497	478
(1)	See note on non-GAAP financial measures below.

(2)	Wassa commenced commercial production on April 1, 2005 and therefore only six months of data is shown for 2005.
CASH AND CASH FLOW
At September 30, 2006, our cash, cash equivalents and short term investments totaled $10.0 million, down from $89.7 million at the end of December 2005. Capital projects used $130.7 million of cash. The sale of Moto shares which contributed $37.3 million of cash and the EURO transaction that contributed an additional $3.2 million brought net cash used in investing activities during the nine month period to $90.4 million. Operational cash flow was nil, mostly due to the use of cash to increase stockpiled ore and operating inventories.
Of the total of $130.8 million spent on new capital projects during the first nine months of 2006, approximately $101.6 million was spent on the Bogoso Sulfide Expansion Project and $22.9 million was spent for other plant and equipment needs and on mine property projects at Bogoso/Prestea and Wassa. A total of $6.3 million was spent on capitalized exploration projects.
Operations generated $7.3 million in the third quarter, up from $1.8 million in the third quarter of 2005.

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Liquidity Outlook
Expected capital expenditures for 2006 total $155.0 million. Included in this amount are $89.0 million for the Bogoso Sulfide Expansion Project, $25.0 million for Bogoso/Prestea pre-stripping and inventory build-up, and $8.1 million for Prestea Underground mine maintenance and exploration. An estimated $24.2 million remains to be spent on these capital projects in 2006. At current gold prices we expect both Bogoso/Prestea and Wassa to generate positive operating cash flows during the remainder of the year. Further, we expect that this source of funding, along with the $10.0 million of cash on hand and funding from our equipment financing facility will be sufficient to meet all of our growth needs during 2006. We completed a $15 million loan facility in October to be used for our Bogoso Sulfide Expansion project and are currently pursuing an additional $15 million facility.
BOGOSO/PRESTEA
An operating margin of $7.6 million was generated at Bogoso/Prestea during the third quarter on sales of 34,611 ounces of gold, compared to an operating margin of $1.9 million on gold sales of 29,346 ounces for the third quarter of 2005. A combination of increased ore grades and gold recoveries were responsible for the increased gold output for the quarter.
There was a $7.3 million operating margin for the first nine months of 2006 on sales of 78,739 ounces, up from a $6.5 million operating margin on sales of 101,709 ounces in the first nine months of 2005. A 40% increase in gold prices, from $431 to $605 per ounce, for the first nine months of 2006 compared to the same period for 2005, was the major reason for the improvement. Lower grades from the Plant-North pit and lower plant through-put due to harder ores were the primary factors leading to the lower production numbers and higher cash operating costs per ounce for the first nine months of 2006 compared to 2005.
Bogoso/Prestea’s production rate was not impacted by power rationing in Ghana; however, it acquired some diesel generated power from our Wassa mine at a cost of approximately $0.26 per kilowatt-hour, which is incorporated in the cash operating costs for the quarter.
WASSA
Wassa generated an operating margin of $0.5 million in the third quarter of 2006 on sales of 23,244 ounces of gold, compared to an operating margin loss of $(3.5) million on sales of 24,312 ounces of gold in the third quarter of 2005. The improved operating margin was due to improved ore grades and recoveries, a result of ore from the new SAK pits. Cash operating costs and ounces sold for the quarter were similar to the third quarter of 2005.
While we have been successful in bringing Wassa’s plant through-put rates up to design level on a consistent basis, we reduced the through-put rate at Wassa from late August to satisfy power rationing requirements. Higher grade ore from the SAK pit in the quarter helped to offset the impact of these through-put restrictions on our gold production and cash operating costs per ounce.
In the other pits we have made changes to our blasting techniques and instituted training programs in grade control to help minimize ore loss and ore dilution. However, it is too early to assess the impact of these changes.

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EXPANSION AT BOGOSO/PRESTEA
The new Bogoso Sulfide Expansion Project will utilize the proprietary BIOX® bio-oxidation technology to treat the refractory sulfide ore reserves which comprise about 75% of total ore reserves currently found at Bogoso/Prestea. The new plant is designed to work in conjunction with the existing non-refractory processing plant. The two plants are expected to have a total combined processing capacity of about 5.0 million tonnes annually.
Total capital cost of the Project is estimated to be $125 million, and in addition we expect to spend an additional $25 million on pre-stripping and inventory build-up during 2006. At September 30, 2006, approximately $136.8 million of the total $150 million had been spent, excluding capitalized interest.
In October we commenced commissioning and testing for the expansion project. The crusher, ball mill and carbon-in-leach circuit have been running for several weeks and in November we expect to commission the SAG mill and transfer the first inoculate to the first BIOX® tank. Over the next two months, while we fill the BIOX® tanks, we plan to operate the crusher, SAG mill and ball mill on oxide material. Once the BIOX® tanks are full, we expect to start crushing and milling sulfide ore and to commission the new flotation circuit.
The pre-stripping of the first two sulfide pits has proceeded according to plan with 0.5 million tonnes of ore and 9.7 million tonnes of waste being mined. In addition, 0.6 million tonnes of ore has been exposed in the Buesichem pit.
The existing Bogoso processing plant will continue to process non-refractory ore from the Plant-North pit at Prestea until completion of mining in early 2007. Thereafter, we plan to feed the existing Bogoso processing plant with oxide ore from Pampe, Mampon and areas on the southern end of the Prestea property.
EXPLORATION
The primary focus of our exploration program in 2006 has been our core assets in Ghana, including the Prestea Underground and the Hwini-Butre and Benso properties, which we acquired in the fourth quarter of 2005 through our acquisition of St. Jude Resources Ltd. Actual spending on exploration for the nine months, including both capitalized and expensed items, totaled $11.6 million. Of this amount, $3.0 million has been spent at the St. Jude properties in Ghana, $2.0 million at Prestea Underground, $3.7 million at other development properties in Ghana, $0.6 million in South America, $1.8 million in non-Ghana West Africa, and $0.5 million in overhead.
While an extensive drilling program at the Prestea Underground was scheduled for most of 2006, electric power rationing combined with safety issues related to the temporary closure of the Bondaye shaft have led to the suspension of these drilling activities. A total of 19,366 meters were drilled during the first eight months of the year. In August, as a result of this drilling we announced an increase in the inferred mineral resources for the West Reef to 1.25 million tonnes grading 11.9 grams of gold per tonne. We plan to complete a feasibility study for the re-development of a portion of the Prestea Underground mine by mid-2007.
Exploration has continued at the Hwini-Butre and Benso projects where positive exploration results were announced earlier in the year. Both diamond core drilling and reverse circulation (RC) drilling has continued at the main prospects with rotary air blast (RAB) drilling along mineralized extensions.

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Geochemical results have led to other potential targets that will be explored further. To date, more than 22,000 meters of RAB drilling and 21,000 meters of RC and diamond drilling have been completed. We have commenced a feasibility study for development of Hwini-Butre and Benso as a satellite source of ore for our Wassa processing plant.
GHANA POWER RESTRICTIONS
Ghana depends on two primary sources of electric power, a major hydroelectric power station and a thermal power station. Low rainfall in the catchment basin for the hydroelectric reservoir has resulted in a low water level in the reservoir and reduced power generating capacity. Although recent rain in, and to the north of, Ghana has led to an improved reservoir water level, it is currently at its lowest recorded level for this time of the year since built and the likelihood of any further significant increase in the level of the reservoir before the mid-2007 rain season is low.
The thermal power generating capacity in Ghana has been at a lower than normal level over the past months due to the refurbishment of a major component for one of the turbines. However, this component has now been repaired and is in the process of being installed. The turbine is expected to be operational in the next few days and the thermal power station back to full capacity.
Recognizing that power restrictions are likely to continue well into 2007, the mining companies in Ghana have cooperated to identify additional power generating capacity that can be mobilized to Ghana and be operating in early 2007. A suitable 100 megawatt power station has been identified and discussions with the seller and the wholesale power producer are at an advanced stage. We expect a commitment to this power station in the near future. Golden Star’s share of the output of the power station would be 25 megawatts, sufficient to provide about half of our power requirements in 2007, and our share of the cost to purchase, ship and construct the power station, is expected to be $5 million. We expect that this, combined with our normal power supplies would more than satisfy our power requirements for our existing and expanded processing facilities.
ILLEGAL MINERS IN GHANA
Illegal mining on our concessions has been an issue for some time and has restricted access for the orderly exploration and development of portions of our concessions. Not only does this pose health and safety issues risks to our employees but also to the local community and the illegal miners themselves.
In October, the Government of Ghana, acting through its Ministry of National Security, launched a nationwide campaign to remove illegal miners from mineral concessions in Ghana, including our concessions at Bogoso/Prestea, Wassa, Hwini Butre and Benso. This removal exercise was initiated on October 31 and is ongoing.

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MANAGEMENT
We have made a number of appointments to strengthen our operational and technical management team. In addition, we announced the retirement of Allan Marter and the search for a new Chief Financial Officer. The expanded management team is as follows:

Peter Bradford	President & CEO

Operations Team
Colin Belshaw[1]	Vice President Operations (COO beginning mid-2007)
Daniel Owiredu[1]	Vice President Ghana (Vice President Operations Ghana from mid-2007)
David Partridge[1]	General Manager Bogoso/Prestea
Richard Gray	General Manager Wassa
Mark Collopy	General Manager Major Group Projects
Corporate Team
Roger Palmer	Vice President Finance, Controller and Interim Chief Financial Officer
Bruce Higson-Smith	Vice President Corporate Development & Investor Relations
Dr. Doug Jones	Vice President Exploration
Peter Bourke[1]	Vice President Technical Services
Dr. Mark Thorpe[1]	Vice President Sustainability
Ted Strickler[1]	Vice President Human Resources & Administration
(1)	Appointed subsequent to May in 2006.
LOOKING AHEAD
Our main objectives for the coming twelve months are to:
•	complete construction and commissioning and commence commercial production of the Bogoso Sulfide Expansion Project;

•	complete a feasibility study for the development of the Hwini-Butre and Benso as a satellite ore source for our Wassa mine; and

•	complete a feasibility study for the re-development of a portion of the Prestea underground mine as a source of high grade ore for Bogoso/Prestea.
Excluding the potential impact of any commercial production from our Bogoso Sulfide Expansion Project we expect to produce about 200,000 ounces during 2006, comprised of 100,000 to 105,000 ounces from Bogoso/Prestea at an average cash operating cost of about $390 per ounce and 95,000 to 100,000 ounces from Wassa at an average cash operating cost of about $460 per ounce.
Commissioning and testing of a portion of the Bogoso Sulfide Expansion Project commenced in October and this work will continue through the fourth quarter. The date of commercial production for this expansion project is dependent on the success of the commissioning and testing.
SUMMARY FINANCIAL STATEMENTS
The following information is summarized and excerpted from the Company’s unaudited consolidated financial statements and notes thereto from our Form 10-Q, which we intend to file with the SEC today.

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	As of
Condensed Consolidated Balance Sheets	September 30,	As of December 31,
(in thousands)	2006	2005
Cash	$10,043	$89,709
Fair value of derivatives	—	1,220
Other current assets	61,078	41,860
Property, plant and equipment	87,400	84,527
Deferred exploration	165,715	167,532
Mining properties	134,170	118,088
Mine construction-in-progress	139,774	36,707
Other assets	8,074	24,960

Total assets	$606,254	$564,603
Current liabilities	$42,407	$40,815
Long term debt	66,917	64,298
Asset retirement obligations	13,916	8,286
Future tax liability	42,202	45,072
Fair value of derivatives	—	7,263
Minority interest	7,345	6,629
Shareholders’ equity	433,467	392,240
Total liabilities and shareholders’ equity	$606,254	$564,603

Condensed Consolidated Statements of Operations	For the nine months ended
(in thousands, except per share amounts)	September 30,
	2006	2005
Total revenues	$95,466	$67,722
Mining operations expense	67,169	52,026
Depreciation, depletion and amortization	15,946	10,552
General and administrative expenses, including option expense	7,040	6,504
(Gain)/loss on sale of investments	(51,234)	—
Foreign exchange (gain)/loss	(2,339)	732
Other expenses	14,241	11,677
Net income/(loss) before minority interest	44,693	(13,769)
Minority interest	(716)	(516)
Net income/(loss) before tax	43,977	(14,285)
Provision for future income taxes	(7,575)	1,710
Net income/(loss)	$36,402	$(12,575)
Earnings/(loss) per share — basic	$0.176	$(0.088)
Earnings/(loss) per share — diluted	$0.174	$(0.088)
COMPANY PROFILE
Golden Star holds a 90 percent equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, the Company has a majority interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in West Africa and in the Guiana Shield of South America. Golden Star has approximately 207.8 million common shares outstanding.

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Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the availability and cost of power, our plans to pursue alternative power supplies, estimated completion of construction and commissioning and commencement of commercial production for the Bogoso Sulfide Expansion Project, our 2006 production and operating cash cost estimates, capital expenditure estimates, planned exploration spending and activities, higher ore grades at Wassa, anticipated higher recoveries anticipated at Pampe, the aggregate capacity of the CIL and BIOX plants at Bogoso Prestea, completion of feasibility studies for Prestea Underground and the Hwini-Butre and Benso properties, the completion of the debt financing, and the availability of cash. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; continued or increased power restriction or our inability to obtain alternative power sources; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2005. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.
Non-GAAP Financial Measures: In this news release, we use the terms “total production cost per ounce”, “total cash cost per ounce” and “cash operating cost per ounce.” Total cash cost per ounce is equal to total production costs less depreciation, depletion, amortization and asset retirement obligation accretion divided by the number of ounces of gold sold during the period. Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use total cash cost per ounce and cash operating cost per ounce as key operating indicators. We monitor these measures monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. These measures are also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide these measures to our investors to allow them to also monitor operational efficiencies of our mines. We calculate these measures for both individual operating units and on a consolidated basis. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.
For further information, please contact:
GOLDEN STAR RESOURCES LTD. +1-800-553-8436
Peter Bradford, President and CEO
Bruce Higson-Smith, Vice President Corporate Development
Anne Hite, Investor Relations Manager

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